Exhibit 99.1

CONTACT:

Stanley Berger

SM Berger & Company

(216)464-6400

Q.E.P. CO., INC., REPORTS FISCAL 2006 THIRD-QUARTER

AND NINE MONTH FINANCIAL RESULTS

Quarterly Sales Increase 25.6% to $54.3 million

BOCA RATON, FLORIDA—January 12, 2006—Q.E.P. CO., INC. (Nasdaq: QEPC), today announced financial results for its fiscal 2006 third quarter ended November 30, 2005. Net sales in the 2006 third quarter and nine months were records in their respective periods.

For the fiscal 2006 third quarter, net sales increased 25.6 percent to $54.3 million, compared with $43.2 million in the fiscal 2005 third quarter. For the fiscal 2006 nine months, net sales increased 24.1 percent to $159.9 million, compared with $128.9 million for the same period last fiscal year. Sales of flooring adhesives, including acquired operations, accounted for $4.0 million of the increase in sales for the fiscal 2006 third quarter and $13.2 million of the increase in sales for the fiscal 2006 nine months. Acquisitions other than flooring adhesives contributed an additional $1.0 million to the increase in sales for the fiscal 2006 third quarter and $3.6 million to the increase in sales for the nine months of fiscal 2006. Changes in foreign currency exchange rates accounted for approximately $139,000 of the sales increase in the fiscal 2006 third quarter and approximately $1.7 million in the fiscal 2006 nine months.

Gross profit for the quarter was 29.1 percent of net sales as compared with 32.1 percent for the same period a year ago. The gross profit for the fiscal 2006 nine months was 29.6 percent compared to 33.2 percent in the same period last year. The decline in gross profit for both the third quarter and nine months continued to include the effects of increases in the costs of raw materials and finished goods related to, among other matters, higher costs for crude oil and other industrial commodities, and the relative increase in flooring adhesives sales that have lower overall margins than specialty tools.

The Company’s pricing of individual product offerings have modestly increased throughout the fiscal year to offset a portion of cost increases. While the Company’s ability to increase pricing is traditionally behind cost increases, the Company remains committed to seeking additional price increases that reflect the impact of continued cost increases.

In addition, the Company’s third quarter gross profit was impacted by costs associated with the disposal of inventories related to the restructuring of one of the Company’s foreign operations. The restructuring also included $490,000 of operating expenses principally related to personnel reductions.

For the fiscal 2006 third quarter, net income was $283,000, or $0.08 per diluted share, compared with $1.2 million, or $0.33 per diluted share, for the third quarter last fiscal year. Net income for the fiscal 2006 nine months declined to $1.4 million, or $0.39 per diluted share, from $3.6 million, or $0.98 per diluted share, in the same period last fiscal year.

Lewis Gould, Q.E.P.’s Chairman and Chief Executive Officer, stated: “We remain pleased with the consistent strength of our top-line growth. We have recorded year-over-year increases in sales in 33 of the last 35 quarters. Though our profitability continues to be impacted by the increased costs of purchases, we remain focused on realizing price increases that fairly reflect those cost increases and ensuring that we control the growth in operating costs.

“During the quarter we were successful in raising prices on some of our products that have been under pressure from higher commodity prices. We integrated our Dalton manufacturing facility and distribution center into our North American operations. We began a direct shipping program that we believe will result in improvements in operating profitability. Our balance sheet is healthy. We are committed to our business plan and believe that increases in profitability will follow improvements in pricing and the continued management of operating expenses,” concluded Mr. Gould.

The Company will host a conference call at 10:00 a.m. Eastern Time today to discuss this press release and to answer questions. To participate in the conference call, please dial 800-922-0755 five to 10 minutes before the call is scheduled to begin. The financial information to be discussed during the conference call will be included in the Company’s Form 10-Q filing with the Securities and Exchange Commission (“SEC”) later today and will subsequently be added to Q.E.P.’s website at www.qep.com in the Investor Relations section.

Certain statements in this press release, including statements regarding our expectations regarding continued manufacturing efficiencies, increases in our gross and operating profit margins, our ability to manage operating expenses, and our ability to implement additional price increases are forward-looking statements, which are made pursuant to the safe-harbor provisions of the Securities Litigation Reform Act of 1995. The forward-looking statements are made only as of the date of this report and are subject to risks and uncertainties which could cause actual results to differ materially from those discussed in the forward-looking statements and from historical results of operations. Among the risks and uncertainties that could cause such a difference are the Company’s assumptions relating to the expected growth in sales of its products, the continued success of the Company’s manufacturing processes, continued increases in the cost of raw materials and finished goods, improvements in productivity and cost reductions, the continued success of initiatives with certain of the Company’s customers, the success of the Company’s price increases initiatives, and the success of the Company’s sales and marketing efforts. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended February 28, 2005, filed with the SEC, and in other reports already filed with the SEC.

-Financial Information Follows-

Q.E.P. CO., INC., AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(In thousands, except per-share data)

	Nine Months Ended		Three Months Ended
	11/30/05	11/30/04	11/30/05	11/30/04
Net sales	$159,947	$128,905	$54,275	$43,209

Cost of goods sold	112,539	86,085	38,472	29,320

Gross profit	47,408	42,820	15,803	13,889

Costs and expenses
Shipping	15,416	12,827	5,095	4,130
General and administrative	13,329	11,016	4,231	3,561
Selling and marketing	14,972	12,303	5,008	4,101
Restructuring costs	615	—	490	—
Other (income) expense	(1,144)	126	(137)	(4)

Operating income	4,220	6,548	1,116	2,101
Interest expense, net	1,812	997	681	367

Income before provision for income taxes	2,408	5,551	435	1,734
Provision for income taxes	1,003	1,972	152	533

Net income	$1,405	$3,579	$283	$1,201

Basic earnings per common share	$0.40	$1.04	$0.08	$0.35

Diluted earnings per common share	$0.39	$0.98	$0.08	$0.33

Weighted average number of diluted common shares outstanding	3,605,305	3,649,086	3,596,359	3,652,132

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	11/30/05	2/28/05
	(UNAUDITED)
Assets
Current Assets
Cash and cash equivalents	$1,095	$1,869
Accounts receivable	31,341	27,016
Inventories	31,992	29,929
Other current assets	2,099	2,504

	66,527	61,318
Property and equipment, net	8,204	9,186
Other assets	20,363	16,604

Total Assets	$95,094	$87,108

Liabilities and Shareholders’ Equity
Current liabilities (including current portion of debt and, at 11/30/05, warrant put liability)	$55,067	$49,949
Long-term debt	9,994	6,532
Warrant put liability	—	782
Shareholders’ equity	30,033	29,845

Total Liabilities and Shareholders’ Equity	$95,094	$87,108

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